UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
February 2, 2009
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Effective February 2, 2009, Finisar Corporation (“Finisar”) executive officer salaries and director cash compensation each have been reduced by 10%. The new base salaries of the Finisar named executive officers are set forth below.

Name	Title	Base Salary
Jerry S. Rawls	Chairman of the Board	$399,600

Eitan Gertel	Chief Executive Officer	$399,600

Joseph A. Young	Senior Vice President, Operations and Engineering	$319,500

David Buse	Senior Vice President and General Manager, Network Tools Division	$272,700

Stephen K. Workman	Senior Vice President, Finance, and Chief Financial Officer	$244,800
     In addition, on February 2, 2009, the Compensation Committee of the Board of Directors of Finisar (the “Compensation Committee) authorized the issuance of restricted stock unit awards (the “RSU Awards”) to each of the Finisar named executive officers. The RSU Awards will be issued on the third trading day following the release of Finisar’s financial results for the third quarter ended February 1, 2009 (the date of such release, the “Release Date”). The Release Date is currently anticipated to be March 5, 2009.
     The number of shares of Finisar common stock underlying the authorized RSU Award with respect to each Finisar named executive officer will be equal to the numerical result of dividing (i) the applicable dollar value indicated in the table below by (ii) the closing price of Finisar common stock on the third trading day following the Release Date, rounded up to the nearest whole share. The RSU Awards to be received by the Finisar Named Executive Officers will vest in one installment approximately one year from the date of grant.

Name	Title	RSU Award Dollar Value
Jerry S. Rawls	Chairman of the Board	$22,200

Eitan Gertel	Chief Executive Officer	$22,200

Joseph A. Young	Senior Vice President, Operations and Engineering	$17,750

David Buse	Senior Vice President and General Manager, Network Tools Division	$15,150

Stephen K. Workman	Senior Vice President, Finance, and Chief Financial Officer	$13,600

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 6, 2009

Finisar Corporation
By:	/s/ Christopher E. Brown
Christopher E. Brown
Vice President, General Counsel and Secretary

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